UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 00)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Siebel Systems, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    826170102
-------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Pages 1 of 4 pages
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

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.    826170102                                                                     Page 2 of  4 Pages
           -------------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          ANDERSEN CONSULTING LLP
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          AN ILLINOIS PARTNERSHIP
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     2,776,000
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       2,776,000
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,776,000
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.3%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Pages 2 of 4 pages

Item 1.

(a)      Name of Issuer:  Siebel Systems, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:
                                       1855 S. Grant Street, San Mateo, CA 94402


Item 2.

(a)      Name of Person Filing:  Andersen Consulting LLP

(b)      Address of Principal Business Office or, if none, Residence:
                                         100 S. Wacker Street, Chicago, IL 60606


(c)      Citizenship:  USA,  an Illinois partnership

(d)      Title of Class of Securities:  Common stock

(e)      CUSIP Number:  826170102

Item 3.        Not applicable.

Item 4         Ownership.

(a)      Amount Beneficially Owned:  2,776,000

(b)      Percent of Class:  8.3%

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:  2,776,000
         (ii)     shares power to vote or to direct the vote: 0
         (iii)    sole power to dispose or to direct the disposition of:
                                                                       2,776,000
         (iv)     shared power to dispose or to direct the disposition of:  0

Item 5.        Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.        Identification  and   Classification  of  the   Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

Not applicable.

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Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       February 11, 1997
                                       ------------------------------------
                                       Date

                                       s/Douglas G. Scrivner
                                       ------------------------------------
                                       Signature

                                       Douglas G. Scrivner, General Counsel
                                       ------------------------------------
                                       Name/Title
                               Pages 4 of 4 pages